EXHIBIT 99.1

America’s Car-Mart Reports Diluted Earnings per Share of $3.33 on Record Revenues of $288 Million

ROGERS, Ark., Nov. 17, 2021 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the second quarter of fiscal year 2022.

“We continue to see solid productivity improvement and market share gains in an operating environment with historic supply and demand imbalances. Unit sales were up almost 6%, the average retail sales price was up 21% and interest income was up 39%, resulting in top line growth of 29% for the quarter. We believe productivity would have been even better had availability of vehicles at lower price points been at more normal levels,” said Jeff Williams, President and CEO. “The investments we are making in our inventory procurement area have allowed us to consistently offer better quality vehicles to our customers and keep our dealerships sufficiently stocked during this difficult supply period. We anticipate ongoing and continuous improvements in this crucial area of our business with the ultimate goal being to increase the amount of field time allocated to operational efficiencies, unit volume productivity and growing customer counts.”

“We ended the quarter with over 93,000 active customers, up almost 9,300 or 11% from this time last year. We are making good progress with our online loan origination system which will streamline the consumer application process allowing us to increase the funnel of potential Car-Mart customers,” said Mr. Williams. “Our investments in digital customer experience are resulting in higher traffic to our website and improving our sales to repeat customers, which, at the end of the second quarter, were over 50%. We aim to continue to increase sales potential by reaching more consumers and then earn their repeat business by delivering a unique and superior customer experience.”

“Our new service contracts, which include longer terms, oil changes and roadside assistance, have been well received by the market. These new products were designed to keep our customers on the road while centralizing administrative activities to increase efficiencies and productivity at the dealership level,” added Mr. Williams. “We have many opportunities for positive interactions with our customers after the sale and the initiatives we have in place are directed at providing legendary service in this high touch business.”

“Once again, we believe that most of our dealerships can support 1,000 or more active customers at some point in the future. We ended the quarter with an average of 613 active customers per dealership, up 5% in the first six months of fiscal 2022. In recent years, we have shifted to focusing on the total cost of ownership for our offering which is, in most cases, significantly lower than competitive offerings, with our lower interest rates and shorter terms,” said Mr. Williams. “Additionally, when considering the work we do and the relationships we form through various touchpoints after the sale, we believe we have an obligation to keep customers in the Car-Mart family for life. The demand for our offering is high and we can deliver a level of service that we believe cannot be matched.”

“We believe our highest and best use of capital is to grow market share from the existing dealership base. We will continue to open new dealerships as we move forward, and we are very excited to be opening our Norman, Oklahoma, dealership in the next couple of weeks. We opened our El Reno, Oklahoma, location during the second quarter and are very excited about extending our reach in the Oklahoma market,” said Mr. Williams. “We will also continue to look for acquisition opportunities and believe there are several excellent operators who would like to join our Car-Mart family. The cost of operating in our industry continues to increase at a very high rate, and we believe we can provide an owner an attractive exit strategy. In addition, we believe our conservative balance sheet will allow us to increase our available financing for future growth through accessing the securitization market, which will facilitate our ability to serve more customers. We anticipate participating in that market at some point as we move forward.”

“As Jeff mentioned, revenues increased 29% for the quarter driven by higher sales volumes, higher average retail prices and significantly higher interest income. Interest income increased over $10 million for the quarter as our average finance receivables increased to $929 million. Gross profit per retail unit sold increased to $6,349 compared to $5,705 from the same period in the prior year. Even with the significant investments we are making in the areas of associate recruiting, training and retention, inventory procurement management, customer experience and information technology, we saw significant leveraging of our cost structure with SG&A costs at 14.8% of sales compared to 16.5% for the same prior year quarter,” said Vickie Judy, CFO. “Total collections were strong and improved 6.8% per average customer. Principal collections were in line with expectations and reflect an increase in the weighted average contract term of 40 months compared to 35 months for the prior year quarter. Net charge offs remained relatively stable compared to last year, despite the increase in the average retail sales price, as our customers continue to perform well and our service levels and the investments we have made to keep customers on the road provide a higher level of service and are most certainly showing up in the numbers.”

“Our balance sheet is extremely healthy, with debt, net of cash, to receivables of 33% at the end of the quarter. Our cash flows and the significant availability of debt financing to the automobile finance market will allow us to continue to grow at a rate that we can support our customers at a very high level,” said Vickie Judy. “During the first six months of fiscal 2022, we grew finance receivables by $157 million, increased inventory by $27 million, repurchased $20 million of our common stock and funded $7 million in capital expenditures. We are very excited about our future, and we have the balance sheet to grow and take advantage of market opportunities.”

Conference Call and Investor Presentation

Management will be holding a conference call on Thursday, November 18, 2021 at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031, conference ID #1075918. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #1075918.

In addition, on Friday, November 19, 2021, the Company intends to publish to our corporate website an updated investor presentation and video that will cover topics including overviews of our business model and industry, our operating activities and initiatives, management’s business outlook and growth strategies, and related matters. The presentation will be available for viewing at https://www.car-mart.com under the Company and Investors tabs. The Company undertakes no obligation to update or revise any information provided in the presentation, whether as a result of new information, future events or otherwise.

About America’s Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  customer growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from the current outbreak of the Delta variant or any future adverse developments with the COVID-19 pandemic and any efforts to mitigate the financial impact and health risks associated with such developments, including the recently proposed federal vaccine and testing mandate for employers of 100 or more employees;
  the expiration of existing economic stimulus measures or other government assistance programs implemented in response to the COVID-19 pandemic or the adoption of further such stimulus measures or assistance programs;
  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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Contacts:        Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Three Months Ended		2021	Three Months Ended
	October 31,		vs.	October 31,
	2021	2020	2020	2021	2020
Operating Data:
Retail units sold	14,824	14,022	5.7%
Average number of stores in operation	151	150	0.7
Average retail units sold per store per month	32.7	31.2	4.8
Average retail sales price	$16,179	$13,365	21.1
Total gross profit per retail unit sold	$6,349	$5,705	11.3
Same store revenue growth	28.2%	12.8%
Net charge-offs as a percent of average finance receivables	4.8%	4.7%
Total collected (principal, interest and late fees)	$134,222	$112,891	18.9
Average total collected per active customer per month	$485	$454	6.8
Principal collected as a percent of average finance receivables	10.5%	12.9%
Average percentage of finance receivables-current (excl. 1-2 day)	81.4%	84.8%
Average down-payment percentage	6.0%	6.4%

Period End Data:
Stores open	152	150	1.3%
Accounts over 30 days past due	4.0%	2.5%
Active customer count	93,231	83,945	11.1
Finance receivables, gross	$966,425	$692,775	39.5%

Statements of Operations:
Revenues:
Sales	$251,282	$196,684	27.8%	100.0%	100.0%
Interest income	37,019	26,676	38.8	14.7	13.6
Total	288,301	223,360	29.1	114.7	113.6

Costs and expenses:
Cost of sales	157,167	116,690	34.7	62.5	59.3
Selling, general and administrative	37,161	32,536	14.2	14.8	16.5
Provision for credit losses	60,947	43,862	39.0	24.3	22.3
Interest expense	2,513	1,658	51.6	1.0	0.8
Depreciation and amortization	958	928	3.2	0.4	0.5
Gain (loss) on disposal of property and equipment	44	(64)	-	-	-
Total	258,790	195,610	32.3	103.0	99.5

Income before taxes	29,511	27,750		11.7	14.1

Provision for income taxes	6,618	6,554		2.6	3.3

Net income	$22,893	$21,196		9.1	10.8

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$22,883	$21,186

Earnings per share:
Basic	$3.50	$3.20
Diluted	$3.33	$3.05

Weighted average number of shares used in calculation:
Basic	6,529,846	6,627,780
Diluted	6,863,273	6,935,707

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Six Months Ended		2021	Six Months Ended
	October 31,		vs.	October 31,
	2021	2020	2020	2021	2020
Operating Data:
Retail units sold	30,043	26,198	14.7%
Average number of stores in operation	151	150	0.7
Average retail units sold per store per month	33.2	29.1	14.1
Average retail sales price	$15,787	$13,102	20.5
Total gross profit per retail unit sold	$6,261	$5,646	10.9
Same store revenue growth	36.7%	9.5%
Net charge-offs as a percent of average finance receivables	9.1%	9.6%
Total collected (principal, interest and late fees)	$265,151	$220,137	20.4
Average total collected per active customer per month	$486	$447	8.6
Principal collected as a percent of average finance receivables	21.9%	25.9%
Average percentage of finance receivables-current (excl. 1-2 day)	82.7%	84.8%
Average down-payment percentage	6.4%	6.9%

Period End Data:
Stores open	152	150	1.3%
Accounts over 30 days past due	4.0%	2.5%
Active customer count	93,231	83,945	11.1
Finance receivables, gross	$966,425	$692,775	39.5%

Statements of Operations:
(Dollars in thousands)
Revenues:
Sales	$498,025	$359,483	38.5%	100.0%	100.0%
Interest income	70,605	51,788	36.3	14.2	14.4
Total	568,630	411,271	38.3	114.2	114.4

Costs and expenses:
Cost of sales	309,930	211,564	46.5	62.2	58.9
Selling, general and administrative	75,961	61,293	23.9	15.3	17.1
Provision for credit losses	115,055	79,946	43.9	23.1	22.2
Interest expense	4,496	3,377	33.1	0.9	0.9
Depreciation and amortization	1,873	1,866	0.4	0.4	0.5
Gain (loss) on disposal of property and equipment	46	(64)	-	-	-
Total	507,361	357,982	41.7	101.9	99.6

Income before taxes	61,269	53,289		12.3	14.8

Provision for income taxes	13,409	12,529		2.7	3.5

Net income	$47,860	$40,760		9.6	11.3

Dividends on subsidiary preferred stock	$(20)	$(20)

Net income attributable to common shareholders	$47,840	$40,740

Earnings per share:
Basic	$7.28	$6.14
Diluted	$6.90	$5.88

Weighted average number of shares used in calculation:
Basic	6,567,020	6,630,112
Diluted	6,930,604	6,925,651

America’s Car-Mart, Inc.
Condensed Consolidated Balance Sheet and Other Data
(Dollars in thousands)

	October 31,		April 30,	October 31,
	2021		2021	2020

Cash and cash equivalents	$2,124		$2,893	$19,533
Finance receivables, net	$748,205		$625,119	$519,810
Inventory	$108,989		$82,263	$67,428
Total assets	$976,852		$822,159	$716,344
Total debt	$324,089		$225,924	$213,523
Treasury stock	$277,491		$257,527	$252,991
Total equity	$437,464		$406,496	$343,631
Shares outstanding	6,508,963		6,625,885	6,602,148

Finance receivables:
Principal balance	$966,425		$809,537	$692,775
Deferred revenue - payment protection plan	(38,355)		(32,704)	(26,840)
Deferred revenue - service contract	(37,375)		(24,106)	(13,236)
Allowance for credit losses	(218,220)		(184,418)	(172,965)

Finance receivables, net of allowance and deferred revenue	$672,475		$568,309	$479,734

Allowance as % of principal balance net of deferred revenue	24.5%		24.5%	26.5%

Changes in allowance for credit losses:
		Six Months Ended
		October 31,
	2021		2020
Balance at beginning of period	$201,874		$155,041
Provision for credit losses	115,055		79,946
Charge-offs, net of collateral recovered	(98,709)		(62,022)
Balance at end of period	$218,220		$172,965